Exhibit 3.1

Delaware	PAGE 1

The First State
     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “ST. FRANCIS MEDICAL TECHNOLOGIES, INC.”, FILED IN THIS OFFICE ON THE SIXTEENTH DAY OF APRIL, A.D. 2003, AT 9:43 O’CLOCK A.M.
     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

	[OFFICIAL SEAL]	/s/ Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

3314063 8100		AUTHENTICATION: 2369013

030249096		DATE: 04-16-03

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:48 AM 04/16/2003
FILED 09:43 AM 04/16/2003
SRV 030249096 - 3314063 FILE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ST. FRANCIS MEDICAL TECHNOLOGIES, INC.
     St. Francis Medical Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
     FIRST: The name of the corporation is St. Francis Medical Technologies, Inc.
     SECOND: The original Certificate of Incorporation was filed with the Secretary of State of Delaware on November 9, 2000, under the name of St. Francis Medical Technologies (Delaware), Inc.
     THIRD: The Certificate of Incorporation of said corporation shall be amended and restated to read in full as follows:
ARTICLE I
     The name of the corporation is St. Francis Medical Technologies, Inc..
ARTICLE II
     The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company
ARTICLE III
     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV
     A. Classes of Stock. The total number of shares of all classes of capital stock which this corporation shall have authority to issue is Forty Million (40,000,000) of which Twenty Five Million (25,000,000) shares of the par value of One-Tenth of One Cent ($.001) each shall be Common Stock (the “Common Stock”) and Fifteen Million (15,000,000) shares of the par value of One-Tenth of One Cent ($.001) each shall be Preferred Stock (the “Preferred Stock”).

     The Preferred Stock may be issued from time to time in one or more series. Except for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, the Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such shares. Subject to compliance with applicable protective and voting rights provisions that have been granted to outstanding series of Preferred Stock in a Certificate of Designation or this Amended and Restated Certificate of Incorporation, the Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series unless a vote of the holders of such series is required pursuant to the certificate or certificates establishing the series of Preferred Stock.
     B. Rights, Preferences and Restrictions of the Preferred Stock. The Series A Preferred Stock shall consist of 2,318,970 shares. The Series B Preferred Stock shall consist of 5,808,573 shares. The Series C Preferred Stock shall consist of 6,500,000 shares. The Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall have the voting power, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as follows:
     1. Dividend Provisions. The holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock of this corporation) on the Common Stock or any other junior equity security of this corporation, at the rate of (i) $0.0928 per share of Series A Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations and the like) per annum, (ii) $0.14 per share of Series B Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations and the like) and (iii) $0.1896 per share of Series C Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations and the like) per annum, payable quarterly when, as and if declared by the Board of Directors. Dividends shall not be cumulative. Dividends, if declared, must be declared and paid with respect to all series of Preferred Stock contemporaneously, on a pari passu basis, and if less than full dividends are declared, the same percentage of the dividend rate will be payable to each series of Preferred Stock. If at any time dividends then accrued and payable with respect to the Preferred Stock can not be paid in full, such payment will be distributed ratably among the holders of the Preferred Stock based upon the aggregate accrued but unpaid dividends on such shares of Preferred Stock held by each such holder. After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of Common Stock and all holders of Preferred Stock in proportion to the number of Shares of Common Stock which would be held by each such holder if all shares of such series of Preferred Stock were converted to Common Stock at the then effective conversion rate for such series. Each series of Preferred Stock shall participate at least pro rata in any dividend or distribution declared or paid on any other series of Preferred Stock.

     2. Liquidation Preference.
     (a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holders of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock or other junior equity security by reason of their ownership thereof, an amount per share equal to the sum of (i) $1.16 for each outstanding share of Series A Preferred Stock (the “Original Series A Issue Price”) (as adjusted for any stock splits, stock dividends, recapitalizations and the like), (ii) $ 1.75 for each outstanding share of Series B Preferred Stock (the “Original Series B Issue Price”) (as adjusted for any stock splits, stock dividends, recapitalizations and the like) and (iii) $2.37 for each outstanding share of Series C Preferred Stock (the “Original Series C Issue Price”) (as adjusted for any stock splits, stock dividends, recapitalizations and the like) and, in each case, an amount equal to all declared but unpaid dividends on each such share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of such series of Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of Preferred Stock in proportion to the product of the liquidation preference of each such share and the number of shares held by each such holder.
     (b) After the distributions described in subsection (a) above have been paid, the remaining assets of this corporation available for distribution to stockholders shall be distributed among the holders of Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Preferred Stock) until the holders of the Series A Preferred Stock have received an aggregate total per share of $4.64 (as adjusted for any stock splits, stock dividends, recapitalizations and the like) (including in such calculation the amounts distributed to such holders in accordance with subsection (a) above). Thereafter, the remaining assets of this corporation shall be distributed among this holders of this Series B Preferred Stock, Series C Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock then held by each (assuming conversion of all such Series B Preferred Stock and Series C Preferred Stock); when the holders of the Series B Preferred Stock or the Series C Preferred Stock, as the case may be, have received an aggregate total per share of $7.00 (as adjusted for any stock splits, stock dividends, recapitalizations and the like) (including in such calculation the amounts distributed to such holders in accordance with subsection (a) above) such holders shall not receive any further distribution hereunder. Thereafter, the holders of Preferred Stock will no longer participate in such distribution. Thereafter, the remaining assets of this corporation shall be distributed among the holders of the Common Stock pro rata based on the number of shares of Common Stock then held by each.
     (c) A liquidation, dissolution or winding up of this corporation shall be deemed to be occasioned by, or to include (unless the holders of at least a majority of the outstanding shares of Preferred Stock then outstanding shall determine otherwise), (A) the acquisition of this corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) in connection with which the holders of the capital stock of this corporation immediately prior thereto hold immediately thereafter less than a majority of the voting power of the capital stock of the surviving entity, or (B) a sale, conveyance or other distribution or encumbrance of all or substantially all of the assets or business of this corporation.
     (d) Any consideration to be delivered to the holders of Preferred Stock and Common Stock pursuant to this Section 2 shall be valued as follows:
     (i) Securities not subject to investment letter or other similar restrictions on free marketability:
     (A) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three days prior to the closing;
     (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the closing; and
     (C) If there is no active public market, the value shall be the fair market value thereof, as mutually and reasonably determined by the Board of Directors of this corporation and the holders of at least a majority of the then outstanding shares of Preferred Stock.
     (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as mutually and reasonably determined by the Board of Directors of this corporation and the holders of at least a majority of the then outstanding shares of Preferred Stock.
     (iii) If the consideration received by the corporation is other than cash or securities, its value will be deemed its fair market value as determined in good faith by the Board of Directors.
     (e) In the event the requirements of this Section 2 are not complied with, this corporation shall forthwith either:
     (i) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with, or
     (ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(f) hereof.
     (f) This corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than 20 days prior to the stockholders’ meeting called to approve such transaction, or 20 days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction.

The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place earlier than 20 days after this corporation has given the first notice provided for herein or earlier than ten days after this corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of at least a majority of the shares of the Preferred Stock then outstanding.
     (g) Notwithstanding the foregoing, if in connection with any liquidation, dissolution or winding up of this corporation:
          (i) the holders of the Series A Preferred Stock would receive assets with a fair market value in excess of $4.64 per share of Series A Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations and the like) were such holders to exercise the conversion rights associated with such shares as provided in Section 3 hereof, then the holders of Series A Preferred Stock shall be entitled to receive assets under this Section 2 as holders of Series A Preferred Stock in an amount equal to the amount such holders would have received had they converted all of their shares of Series A Preferred Stock into Common Stock in accordance with Section 3 hereof; and/or
          (ii) the holders of the Series B Preferred Stock or Series C Preferred Stock would receive assets with a fair market value in excess of $7.00 per share of Series B Preferred Stock or Series C Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations and the like), as the case may be, were such holders to exercise the conversion rights associated with such shares as provided in Section 3 hereof, then the holders of Series B Preferred Stock or Series C Preferred Stock, as the case may be, shall be entitled to receive assets under this Section 2 as holders of Series B Preferred Stock or Series C Preferred Stock, as the case may be, in an amount equal to the amount such holders would have received had they converted all of their shares of Series B Preferred Stock or Series C Preferred Stock, as applicable, into Common Stock in accordance with Section 3 hereof.
     3. Conversion. The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
     (a) Right to Convert.
     (i) Subject to subsection (c) below, each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such series of Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price, Original Series B Issue Price or Original Series C Issue Price, as the case may be, by the Conversion Price at the time in effect for such series. The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price, the initial Conversion Price per share for shares of Series B Preferred Stock shall be the Original Series B Issue Price, and the initial Conversion Price per share for shares of Series C Preferred Stock shall be the Original Series C Issue Price, provided, however, that the Conversion Price for shares of each such series of Preferred Stock shall be subject to adjustment as set forth in subsection (c) below.
     (ii) Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such series immediately upon
     (x) the consummation of this corporation’s sale of its Common Stock in a bona fide firm commitment underwriting pursuant to a registration statement on Form S-l (or successor form) under the Securities Act of 1933, as amended, which results in gross offering proceeds to this corporation of at least $20,000,000, the public offering price of which was not less than $5.25 per share (as adjusted to reflect subsequent stock dividends, stock splits or recapitalizations); or
     (y) the approval of holders of at least a majority of the outstanding shares of Preferred Stock, voting together in accordance with Section 4 hereof.
     (b) Mechanics of Conversion. Before any holder of shares of a series of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice by mail, postage prepaid, to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of such series of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering shares of such series of Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of shares of such series of Preferred Stock shall not be deemed to have converted such shares of such series of Preferred Stock until immediately prior to the closing of such sale of securities.
     (c) Conversion Price Adjustment of the Preferred Stock. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:
     (i) (A) If this corporation shall issue any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, in effect immediately prior to the issuance of such Additional Stock, the new Conversion Price for such series of Preferred Stock shall be determined by multiplying the Conversion Price for such series of Preferred Stock in effect immediately prior to the issuance of Additional Stock by a fraction:
     (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (for purposes of this calculation only, including the number of shares of Common Stock then issuable upon the conversion of all outstanding shares of Preferred Stock at the Conversion Price for such shares in effect immediately prior to such issuance of Additional Stock and excluding the number of Shares of Common Stock then issuable upon conversion or exercise of outstanding warrants, options or other rights to purchase shares) plus the number of shares of Common Stock equivalents which the aggregate consideration received by this corporation for the shares of such Additional Stock so issued would purchase at the Conversion Price for the shares of the series of Preferred Stock with respect to which the adjustment is being made; and
     (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (for purposes of this calculation only, including the number of shares of Common Stock men issuable upon the conversion of all outstanding shares of Preferred Stock at the Conversion Prices for such shares in effect immediately prior to such issuance of Additional Stock and excluding the number of Shares of Common Stock then issuable upon conversion or exercise of outstanding warrants, options or other rights to purchase shares) plus the number of such shares of Additional Stock so issued.
     Any series of issuances of Additional Stock consisting of Common Stock or the same series of Preferred Stock, issued at the same price and occurring within a three-month period, shall be treated as one issuance of Additional Stock for the purposes of this calculation.
     (B) No adjustment of the Conversion Price for such series of Preferred Stock shall be made in an amount less than one-tenth of one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price for such series of Preferred Stock pursuant to this subsection 3(c)(i) shall have the effect of increasing the Conversion Price for such series of Preferred Stock above the Conversion Price for such series in effect immediately prior to such adjustment.
     (C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.
     (D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors irrespective of any accounting treatment.
     (E) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (which are not excluded from the definition of Additional Stock), the following provisions shall apply:
     (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3(c)(i)(C) and (c)(i)(D)), if any, received by this corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby.
     (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by this corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 3(c)(i)(C) and (c)(i)(D)).
     (3) In the event of any change in the number of shares of Common Stock deliverable or any increase or decrease in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities, and any subsequent adjustments based thereon, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities; provided, however, that this section shall not have any effect on any conversion of such series of Preferred Stock prior to such change or increase.
     (4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities or options or rights related to such securities, and any subsequent adjustments based thereon, shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities; provided, however, that this section shall not have any effect on any conversion of such series of Preferred Stock prior to such expiration or termination.
     (ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 3(c)(i)(E)) by this corporation after the date of the issuance of the Series C Preferred Stock, other than
     (A) Common Stock issued pursuant to a transaction described in subsection 3(c)(iii) hereof,
     (B) Up to 2,335,000 shares of Common Stock, net of repurchases and cancellations or expiration of options, issued or issuable to employees, directors, consultants or advisors under stock option and restricted stock purchase agreements approved by the directors of this corporation, or
     (C) Common Stock issued or issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.
     (iii) In the event this corporation should at any time or from time to time after the effective date hereof fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable In additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then as of such record date (or the date of such dividend distribution split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of outstanding shares determined in accordance with subsection 3(c)(i)(E).
     (iv) If the number of shares of Common Stock outstanding at any time after the effective date hereof is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.
     (v) Notwithstanding anything herein to the contrary, the operation of, and any adjustment of the Conversion Prices pursuant to, the provisions of subsection 3(c)(i) may be waived with respect to any specific share or shares of Preferred Stock, either prospectively or retroactively and either generally or in a particular instance by a writing executed by the registered holder of such share or shares. Any waiver pursuant to this subsection 3(c)(v) shall bind all future holders of the shares of Preferred Stock for which rights have been waived. In the event that a waiver of adjustment of Conversion Price under this subsection 3(c)(v) results in different Conversion Prices for shares of a series of Preferred Stock, the Secretary of this corporation shall maintain a written ledger identifying the Conversion Price for each share of such series of Preferred Stock. Such information shall be made available to any person upon request.
     (d) Other Distributions. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(c)(iii), then, in each such case for the purpose of this subsection 3(d), the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of such series of Preferred Stock, as the case may be, are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.
     (e) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3 or in Section 2 hereof) provision shall be made so that the holders of Preferred Stock shall thereafter be entitled to receive upon conversion of such series of Preferred Stock the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of such series of Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such series of Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.
     (f) No Impairment. This corporation will not, by amendment of its Amended and Restated Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.
     (g) Fractional Shares and Certificate as to Adjustments.
     (i) No fractional shares shall be issued upon conversion of shares of a series of Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of such series of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.
     (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of a series of Preferred Stock pursuant to this Section 3, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of such series of Preferred Stock furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price in the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.
     (h) Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Preferred Stock at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.
     (i) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such series of Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.
     (j) Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Preferred Stock shall be deemed given upon personal delivery to the party to be notified (or upon the date of attempted delivery where delivery is refused) or, if sent by telecopier, telex, telegram, or other facsimile means, upon receipt of appropriate confirmation of receipt, or five days after deposit with the United States Postal Service, by registered or certified mail, postage prepaid, or one day after deposit with next day air courier, with postage and fees prepaid and addressed to the party entitled to such notice at the address indicated for such party, or at such other address as such party may designate by ten days’ advance written notice to the other parties to this Agreement.

     (k) Closing of Books. This corporation will at no time close its transfer books against the transfer of any Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Preferred Stock in any manner which interferes with the timely conversion of such Preferred Stock, except as may otherwise be required to comply with applicable securities laws.
     (l) Definition of Common Stock. As used in this Section 3, the term “Common Stock” shall mean and include this corporation’s authorized Common Stock, par value $.01 per share, as constituted on the date of filing of this Amended and Restated Certificate of Incorporation, and shall also include any capital stock of any class of this corporation thereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of this corporation; provided that the shares of Common Stock receivable upon conversion of shares of Preferred Stock shall include only shares designated as Common Stock of this corporation on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or other property provided for in clause (e) of this Section 3.
     4. Voting Right.
     (a) The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Preferred Stock could be converted on the record date for the vote or written consent of stockholders. In all cases any fractional share, determined on an aggregate conversion basis, shall be rounded to the nearest whole share. With respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.
     (b) Voting for the Election of Directors. The authorized number of directors of this corporation is seven. The holders of shares of Series A Preferred Stock, voting separately as a single class, shall be entitled to elect one director of this corporation at each annual election of directors. The holders of shares of Series B Preferred Stock, voting separately as a single class, shall be entitled to elect one director of this corporation at each annual election of directors. The holders of shares of Series C Preferred Stock, voting separately as a single class, shall be entitled to elect one director of this corporation at each annual election of directors. The holders of outstanding Common Stock voting separately as a single class, shall be entitled to elect two directors of this corporation at each annual election of directors. The holders of Preferred Stock and Common Stock (voting together as a single class and on an as converted basis) shall be entitled to elect the remaining directors of this corporation.
     In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of a class or series of stock pursuant to this Section 4(b), the remaining directors so elected by that class or series may by affirmative vote of a majority thereof (or the remaining director so elected if there be but one, or if there are no such directors remaining, by the affirmative vote of the holders of a majority of the shares of that class or series) elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant.
     Any director who shall have been elected by the holders of a class or series of stock or in the case of a vacancy, as provided in the immediately preceding sentence hereof, by any directors so elected, may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to unanimous written consent.
     5. Protective Provisions. In addition to any approvals required by law, so long as 1,500,000 shares of the original issued shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock are outstanding, this corporation shall not, by merger, consolidation or otherwise, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class:
     (a) sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge with or into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) in connection with which the holders of the capita] stock of this corporation immediately prior thereto hold immediately thereafter less than a majority of the voting power of the capital stock of the surviving entity; or
     (b) alter or change the rights, preferences or privileges of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock; or
     (c) increase or decrease (other than by conversion) the authorized number of shares of Preferred Stock or the designated number of shares of Series A Preferred Stock, Series B Preferred Stock or Scries C Preferred Stock; or
     (d) authorize or issue, or obligate itself to authorize or issue (by reclassification or otherwise) any new class or series of stock (or other equity security including any other security convertible into or exercisable for any equity security) having a preference over, or being on a parity with, the Series A Preferred Stock, Series B Preferred Stock and the Series C Preferred Stock with respect to voting, dividends or upon liquidation; or
     (e) amend this corporation’s Amended and Restated Certificate of Incorporation; or
     (f) increase or decrease the size of the Board of Directors of this corporation from seven; or
     (g) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary of it pursuant to agreements under which this corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment or service in an amount not to exceed $25,000 in any twelve-month period; or
     (h) declare or pay any dividends on this corporation’s Common Stock; or
     (i) permit a subsidiary of the corporation to issue or sell securities to a third party.
     6. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall be canceled and shall not be issuable by this corporation, and the Amended and Restated Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation’s authorized capital stock.
     C. Common Stock.
     1. Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative, participating optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.
     2. Voting Rights. Except as otherwise required by law or this Amended and Restated Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by such holder of record on the books of this corporation for the election of directors and on all matters submitted to a vote of stockholders of this corporation. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of this corporation entitled to vote thereon, irrespective of Section 242(b)(2) of the Delaware General Corporation Law, and the Common Stock shall not be entitled to any separate class vote on any such increase or decrease.
     3. Dividends. Subject to the preferential rights of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the board of directors, out of the assets of this corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.
     4. Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of this corporation or any event described in Section 2(c) of Article IV, Division B, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock shall be entitled to participate in any distribution of the assets of this corporation in accordance with Section 2 of Article IV, Division B hereof.
ARTICLE V
     This corporation is to have perpetual existence.

ARTICLE VI
     In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware;
A. The board of directors of the corporation is expressly authorized to adopt, amend or repeal the bylaws of the corporation; provided, however, that the bylaws may only be amended in accordance with the provisions thereof.
B. Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.
C. The books of the corporation may be kept at such place within or without the State of Delaware as the bylaws of the corporation may provide or as may be designated from time to time by the board of directors of the corporation.
ARTICLE VII
     To the fullest extent permitted by Delaware General Corporation Law as it now exists or as it may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as amended.
     Any amendment, repeal or modification of the foregoing provisions of this Article VII, or the adoption of any provision in an Amended and Restated Certificate of Incorporation inconsistent with this Article VII, by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal, modification or adoption.
ARTICLE VIII
     To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) such agents of this corporation (and any other persons to which Delaware law permits this corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or nonstatutory), with respect to actions for breach of duty to this corporation, its stockholders and others.

     Any amendment, repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such amendment, repeal or modification.
ARTICLE IX
     Subject to compliance with applicable protective voting rights that have been or may be granted to the Preferred Stock or series thereof in a Certificate of Designation or this Amended and Restated Certificate of Incorporation, this corporation reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.
     FOURTH: This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of this corporation.
     FIFTH: This Amended and Restated Certificate of Incorporation was duly adopted by the written consent of the stockholders of the corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of Delaware.
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     IN WITNESS THEREOF, St. Francis Medical Technologies, Inc. has caused this certificate to be signed by the undersigned officer, thereunto duly authorized, this 16th day of April, 2003.

ST. FRANCIS MEDICAL TECHNOLOGIES, INC.

By	/s/ Henry A. Klyce

Henry A. Klyce
President and Chief Executive Officer